Exhibit 3.8

OPERATING AGREEMENT

OF

KFS AIR MEDICAL LLC

This Operating Agreement, effective as of October 5, 2006, is made by, between and among the Initial Member, Offshore Aviation Inc., and all others admitted as Members pursuant to the terms hereof.

ARTICLE I

DEFINITIONS

SECTION 1.1     As used herein, the following terms and phrases shall have the meanings indicated:

A.	“Act” shall mean the Delaware Limited Liability Company Act, as amended.

B.
“Capital Account” shall mean, with respect to each Member, the account established for each Member pursuant to Section 6.5, which will initially equal the Capital Contributions of such Member and will be (a) increased by the amount of Net Profits allocated to such Member and (b) reduced by the amount of Net Losses allocated to such Member and the amount of Cash Flow distributed to such Member. Members’ Capital Accounts shall be determined and maintained in accordance with the rules of paragraph (b)(2)(iv) of Regulation Section 1.704-1 of the Code.

C.	“Capital Contributions” shall mean the fair market value of the amounts contributed by the Members pursuant to Section 6.1.

D.	“Cash Flow” shall have the meaning provided in Section 7.1.

E.	“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent revenue law.

F.
“Members” shall mean the persons designated as such in this Agreement, any successor(s) to their interests as such in the Company; and any other person who pursuant to this Agreement shall become a Member, and any reference to a “Member” shall be to any one of the then Members.

G.	“Net Profits” and “Net Losses” shall mean the net profit or net loss, respectively, of the Company determined in accordance with Section 8.l.

H.
“Membership Interest” shall mean a Member’s interest in the Company, which shall be in the proportion that the Member’s share of the profits and losses of the Company bears to the aggregate shares of all the Members determined in accordance with section 18-503 of the Act, which states that profits and losses shall be allocated on the basis of the value of the contributions of each Member as stated in the Operating Agreement. A Membership Interest may be evidenced by a certificate issued by the Company. A Membership Interest may be expressed on a certificate as “Units” where a Member’s Units bears the same relationship to the aggregate Units of all Members that the Member’s Membership Interest bears to the aggregate Membership Interests of all Members. A Member’s Interest may be a certificated security or an uncertificated security within the meaning of section 8-102 of the Uniform Commercial Code if the requirements of section 8-103(c) are met, and if the requirements are not met such interest shall, for purposes of the uniform commercial code, be deemed to be a general intangible asset.

I.	“Company” shall mean KFS Air Medical LLC.

J.	“Person” shall mean any natural person, corporation, partnership, joint venture, association, limited liability company, or other business or legal entity.

ARTICLE II

ORGANIZATION OF THE COMPANY

SECTION 2.1 The purpose of the Company is to conduct any lawful business for which limited liability companies may be organized and to do all things necessary or useful in connection with the foregoing.

SECTION 2.2 The Members shall be Members in the Company and shall continue to do business under the name of the Company until the Members shall change the name or the Company shall terminate.

SECTION 2.3     The principal office of the Company shall be located in Lake Charles, Louisiana. The Company may maintain offices at such other places as the Members may from time to time determine.

SECTION 2.4     The Company shall terminate on the date provided in the Certificate of Formation, except that the Company may terminate prior to such date as provided in this Agreement.

ARTICLE III

STATUS OF MEMBERS

SECTION 3.1     No Member will be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company.

SECTION 3.2     No Member will be entitled to withdraw any part of his Capital Account or to receive any distribution from the Company except as expressly provided in this Agreement.

SECTION 3.3 No Member will have the right to require partition of the property or to compel any sale or appraisal of the Company’s assets or any sale of a deceased Member’s interest in the Company’s assets, notwithstanding any provision of law to the contrary.

ARTICLE IV

MEETINGS OF MEMBERS

SECTION 4.1     An annual meeting of Members shall be held within five (5) months after the close of the fiscal year of the Company, on such date and at the time and place (either within or without the State of its organization) as shall be fixed by the Members. At the annual meeting, the Members shall elect the directors and transact such other business as may properly be brought before the meeting.

SECTION 4.2     A special meeting of Members may be called at any time at the request in writing of that Membership Interest specified in Schedule A of the Members entitled to vote at such meeting. Any such request shall state the purposes of the proposed meeting. Business transacted at any special meeting of Members shall be confined to the purposes set forth in the notice thereof.

SECTION 4.3 Written notice of the time, place and purpose of every meeting of Members (and, if other than an annual meeting, the person or persons at whose discretion the meeting is being called), shall be given to each Member of record entitled to vote at such meeting, not less than ten or more than sixty days prior to the date set for the meeting. Notice shall be given either personally or by mailing said notice by first class mail to each Member at his address appearing on the record book of the Company or at such other address supplied by him in writing to the Company for the purpose of receiving notice.

A written waiver of notice setting forth the purposes of the meeting for which notice is waived, signed by the person or persons entitled to such notice, whether before or after the time of the meeting stated therein, shall be deemed equivalent to the giving of such notice. The attendance by a Member at a meeting either in person or by proxy without protesting the lack of notice thereof shall constitute a waiver of notice of such Member.

All notices given with respect to an original meeting shall extend to any and all adjournments thereof and such business as might have been transacted at the original meeting may be transacted at any adjournment thereof; no notice of any adjourned meeting need be given if an announcement of the time and place of the adjourned meeting is made at the original meeting.

SECTION 4.4 The holders of a majority in interest of the Members present in person or represented by proxy shall be requisite and shall constitute a quorum at all meetings of Members, except as otherwise provided by statute or the Certificate of Formation. A majority of the Members present, whether or not a quorum is present, may adjourn a meeting from time to time to another place and time without notice. The vote of a majority of the Members present at a meeting at which a quorum is present shall be the act of the Members.

SECTION 4.5     Every Member entitled to vote at any meeting shall be entitled to vote in accordance with his Membership Interest in the Company held by him of record on the date fixed as the record date for said meeting and may so vote in person or by proxy. Any Company action shall be authorized by a majority in interest of the votes cast by the Members entitled to vote thereon except as may otherwise be provided by statute, the Certificate of Formation or this Operating Agreement.

SECTION 4.6     Every proxy must be signed by the Member entitled to vote or by his duly authorized attorney-in-fact and shall be valid only if filed with the Company prior to the commencement of voting on the matter in regard to which said proxy is to be voted. No proxy shall be valid after the expiration of eleven months from the date of its execution unless otherwise expressly provided in the proxy. Every proxy shall be revocable at the pleasure of the person executing it except as otherwise provided by statute. Unless the proxy by its terms provides for a specific revocation date and except as otherwise provided by statute, revocation of a proxy shall not be effective unless and until such revocation is executed in writing by the Member who executed such proxy and the revocation is filed with the Company prior to the voting of the proxy.

SECTION 4.7     All meetings of Members shall be presided over by a Member chosen by the Members at the meeting. The person presiding at the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 4.8     For the purpose of determining the Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or to express consent or dissent from any proposal without a meeting, or for the purpose of determining the Members entitled to receive payment of any distribution of Cash Flow or the allotment of any rights, or for the purpose of any other action, the Members may fix, in advance, a date as the record date for any such determination of Members. Such date shall not be more than fifty nor less than ten days before the date of any meeting nor more than fifty days prior to any action taken without a meeting, the payment of any distribution of Cash Flow or the allotment of any rights, or any other action. When a determination of Members of record entitled to notice of, or to vote at any meeting of Members, has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless the Members fix a new record date under this Section for the adjourned date.

SECTION 4.9     The Company shall be entitled to treat the holder of record of any Membership Interest as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

ARTICLE V

MANAGEMENT

SECTION 5.1     Management of the Company shall be vested in all of the Members. The Members shall vote in proportion to their Membership Interest in the Company. Except as otherwise provided in this Agreement, all decisions shall be made by a majority in interest of the Members. No member will take part in or interfere in any manner with the conduct or control of the business of the Company or have any right or authorization to act for or bind the Company except as provided in the Agreement.

SECTION 5.2     The Company shall be managed by the Members and the conduct of the Company’s business shall be controlled and conducted solely and exclusively by the Members in accordance with this Agreement. In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Agreement, the Members shall have and may exercise on behalf of the Company all powers and rights necessary, proper, convenient, or advisable to effectuate and carry out the purposes, business and objectives of the Company, and to maximize Company profits.

SECTION 5.3 The Members shall, by a vote of the majority of the Membership Interests in the Company, elect directors of the Company. The number of directors shall be at least one, or as may be fixed from time to time by action of a majority in interest of the Members. Two-thirds or more of the board of directors shall be citizens of the United States.

The Members may delegate their day-to-day management responsibilities to the directors. The directors shall have the authority to represent the interests of the Company as authorized by the Members, and, subject to any restrictions imposed by law, the Certificate of Formation, the Members, or this Agreement, may exercise all the powers of the Company to the fullest extent allowed by law; provided, however, that any director of the Company who is not a citizen of the United States is not authorized to act, and may not act, in the absence or disability of the president, chairman of the board of directors, or other chief executive officer of the Company.

All directors shall hold office at the pleasure of the Members and until their successors shall have been duly elected and qualified, unless sooner removed. A vacancy may be filled by the Members. Any director may resign at any time by giving written notice to the Members. Any such resignation shall take effect at the time specified therein or, if the time is not specified therein, upon the receipt thereof, irrespective of whether any such resignations shall have been accepted.

Regular meetings of the Board of Directors may be held at such time and place as may be determined by resolution of the Board of Directors and no notice shall be required for any regular meeting. Except as otherwise provided by law, any business may be transacted at any regular meeting. Special meetings of the Board of Directors may, unless otherwise prescribed by law, be called from time to time by the Secretary, or any officer of the Company who is also a director.

Any action permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if one or more written consents, setting forth the action so taken, are signed by all the directors, and delivered to the Company’s principal place of business, to the Company’s registered office, or to such other additional person or place as prescribed by the Board of Directors. Any director may participate in a meeting of the directors by means of communications equipment which permits the persons participating in the meeting to communicate with each other. A director participating in the meeting by this means is deemed to be present in person at the meeting.

Except as otherwise provided by law, a majority of the directors at the time in office, present in person or by proxy or by communications equipment, shall constitute a quorum for the transaction of business.

SECTION 5.4 The directors shall elect officers of the Company, which may include, but shall not be limited to, a president, one or more vice presidents (any one or more of whom may be given an additional designation of rank or function), a secretary, a chief financial officer or treasurer, and such other offices as the directors may from time to time deem proper. The president and two-thirds or more of the managing officers shall be citizens of the United States. The officers shall have such powers, duties, and responsibilities as may be prescribed by this Agreement and as may be assigned by the directors; provided, however, that any vice president or other officer of the Company who is not a citizen of the United States is not authorized to act, and may not act, in the absence or disability of the president or other chief executive officer of the Company.

All officers shall hold office at the pleasure of the directors and until their successors shall have been duly appointed and qualified, unless sooner removed. If any office becomes vacant for any reason, the vacancy may be filled by the directors. Any officer may resign at any time by giving written notice to the directors. Any such resignation shall take effect at the time specified therein or, if the time is not specified therein, upon the receipt thereof, irrespective of whether any such resignations shall have been accepted.

SECTION 5.5     Nothing contained in this Agreement is intended or shall be construed to bind the Member or directors or officers as to the method or manner of the exercise of the discretion vested in the directors and officers concerning the management of the affairs of the Company; provided always that the Members shall charge the directors and officers to manage the Company in a manner consistent with the terms of this Agreement.

SECTION 5.6     Any person made or threatened to be made a party to an action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate, then, is, or was a member, director, officer, employee or agent of the Company, or then serves or has served on behalf of the Company in any capacity at the request of the Company, shall be indemnified by the Company against reasonable expenses, judgments, fines, and amounts actually and necessarily incurred in connection with the defense of such action or proceeding or in connection with an appeal therein, to the fullest extent permissible by the Act. Such right of indemnification shall not be deemed exclusive of any right to which such person may be entitled.

ARTIVLE VI

CAPITAL

SECTION 6.1 The Members have contributed to the Company in exchange for their Membership Interests the cash and other property as set forth on Schedule A.

SECTION 6.2 The fair market value and the adjusted basis of the contributing Member of any property other than cash contributed to the Company by a Member shall be set forth on Schedule A.

SECTION 6.3     Except as expressly provided in this Agreement, no Member shall be required to make any additional contributions to the capital of the Company.

SECTION 6.4     No interest shall be paid on the Capital Account of any Member.

SECTION 6.5 A Capital Account shall be established for each Member on the books and records of the Company in accordance with section 1.1.B. If any assets of the Company are distributed to the Members in kind, the Capital Accounts of the Members shall be adjusted to reflect the difference between the fair market value of such assets on the date of distribution and the basis of the Company in such assets.

ARTICLE VII

DISTRIBUTION OF CASH

SECTION 7.1 The Company shall distribute to the Members from time to time all cash (regardless of the source thereof) of the Company that is not required for the operation or the reasonable working capital requirements of the Company (such cash is sometimes referred to herein as “Cash Flow”). For purposes of this Agreement, all Cash flow allocated to the Members shall be allocated among them in the ratio in which the total Capital Contributed by each Member pursuant to Section 6.1 on the last day of each calendar month during the year bears to the total Capital Contributed by all Members pursuant to Section 6.1 on such date without regard to the number of days during such month in which such a person was a Member.

SECTION 7.2     Distributions of Cash Flow shall be made from time to time in such manner as determined by the Members.

ARTICLE VIII

PROFITS AND LOSSES

SECTION 8.1     The Net Profits and Net Losses of the Company shall be the net profits and net losses of the company as determined for federal income tax purposes.

SECTION 8.2     The Net profits and Net Losses of the Company and each item of income, gain, loss, deduction or credit entering into the computation thereof shall be allocated to the Members in the same proportions that they share in distributions of Cash Flow pursuant to Section 7.1, or if there is no Cash Flow, that they would have shared if there had been Cash Flow.

SECTION 8.3     References herein to “Reg. Sec.” are to the regulations promulgated by the United States Treasurer to the Code. The terms “minimum gain”, “minimum gain chargeback”, “qualified income offset” and “non-recourse deduction” are to be interpreted consistent with the definitions of such terms in Reg. Sec. 1-704-2. “Non-recourse liability” means any liability with respect to which no Member bears the risk of loss under Code Section 752. The following special allocations shall be made in the following order:

A.
Except as otherwise set for the in Reg. Sec. 1.704-2(f), if there is a net decrease in minimum gain during the fiscal year of the Company, each Member shall be specially allocated items of gross income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to that Member’s share of the net decrease of minimum gain determined in accordance with Reg. Sec. 1.704-2(g). Allocations in accordance with this Section shall be made first from the disposition of Company assets subject to non-recourse liabilities, to the extent of the minimum gain attributable to those assets, and thereafter from a pro-rata portion of the Company’s other items of income and gain for the taxable year. This Section is intended to comply with the minimum gain chargeback requirement of Reg. Sec. 1.704-2(f).

B.
Except as otherwise set forth in Reg. Sec. 1.704-2(i)(4), if there is a net decrease in a Member’s non-recourse liability minimum gain attributable to Members’ non-recourse liabilities during any fiscal year, each Member who has a share of the Member non-recourse liability minimum gain attributable to Member non-recourse liability shall be specially allocated items of gross income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to that Member’s share of the net decrease in Members’ non-recourse debt minimum gain attributable to such Member non-recourse debt. Allocations pursuant to this Section shall be made first from gain recognized from the disposition of Company assets subject to Member non-recourse liabilities to the extent of Member minimum gain attributable to those assets, and thereafter, from a pro-rata portion of the Company’s other items of income and gain for the fiscal year. This section is intended to comply with the minimum gain chargeback requirements of Reg. Sec. 1.704-2(i).

C.
A Member who unexpectedly receives an adjustment, allocation or distribution described in (4), (5) or (6) of Reg. Sec. 1.704-1(b)(2)(ii)(d) will be allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. An allocation shall be made pursuant to this Section and if and to the extent a Member would have a deficit in his adjusted Capital Account after all other allocations provided for in this Section 8.3 were made as if this paragraph were not in the Agreement.

D.	Non-recourse deductions shall be allocated among the Members in the same proportion in which they share the Cash Flow of the Company.

E.	Any non-recourse deduction shall be allocated to any Member who bears the economic risk of loss with respect to the Member non-recourse liability to which such deduction is attributable.

SECTION 8.4     Any Company gain or loss realized with respect to property, other than money, contributed to the Company by a Member shall be shared among the Members pursuant to Section 704(c) of the Code and regulations to be promulgated thereunder so as to take account of the difference between the Company basis and the fair market value of the property at the time of the contribution (“built-in gain or loss”). Such built-in gain or loss shall be allocated to the contributing Member upon the disposition of the property.

ARTICLE IX

ADMISSION AND WITHDRAWAL OF A MEMBER

SECTION 9.1     A Member may transfer his interest in the Company to another person or entity only with the prior unanimous consent of the other Members either in writing or at a meeting called for such purpose. If all of the other Members do not approve of the transfer, the transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member. The transferee shall be entitled to receive the share of profits, losses and Cash Flow or other compensation by way of income and the return of contributions to which the transferor otherwise would be entitled.

SECTION 9.2     The Members agree to sign such additional documents as may be required in order to admit additional Members to the Company, pursuant to section 9.1, as well as, among other things, to provide for the division of profits, losses and Cash Flow among the Members.

SECTION 9.3     All costs and expenses incurred by the Company in connection with the assignment of a Member’s interest, including any filing fees and publishing costs and the fees and disbursements of counsel, shall be paid by the assigning Member.

SECTION 9.4     Each person who becomes a Member in the Company, by becoming a Member, shall and does hereby ratify and agree to be bound by the terms and conditions of this Agreement.

ARTICLE X

TERMINATION OR DISSOLUTION OF THE COMPANY

SECTION 10.1 The Company shall be terminated prior to the date of expiration of the term as provided in Section 2.4 if (i) a majority in interest of the Members consent that the Company should be terminated and dissolved, or (ii) the Company is dissolved pursuant to this Agreement.

SECTION 10.2 The Company shall be terminated in the event any Member: (i) withdraws, resigns or is expelled from the Company; (ii) makes an assignment for the benefit of creditors, is the subject of an order for relief under Title 11 of the United States Code, files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation, files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of this nature, or seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of his properties; (iii) dies; or (iv) a judgment is entered by a court of competent jurisdiction adjudicating him incompetent to manage his person or his property.

SECTION 10.3 If the Company is dissolved, the owners of a majority in interest of the remaining Members may elect to reconstitute and continue the Company as a successor Company upon the same conditions as are set forth in this Agreement. Any such election to continue the Company will not result in the creation of a new Company among the remaining Members, nor will such election require the amendment of this Agreement or the execution of an amended Agreement.

SECTION 10.4 Upon the termination or dissolution of the Company, the officers shall proceed with the liquidation of the Company. The proceeds of such liquidation shall be applied and distributed as follows:

A.
If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof, and any Member entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other Members so entitled. The fair market value of such assets shall be determined by an independent appraiser to be selected by the Company’s independent public accountants. The amount by which the fair market value of any Property to be distributed in kind to the Members exceeds or is less than the basis of such property, shall, to the extent not otherwise recognized by the Company, be taken into account in computing Net Profits or Net Losses (and shall be allocated among the Members in accordance with Section 8.2) for purposes of crediting or charging the Capital Accounts of, and liquidating distributions to, the Members under Section 10.4.B.

B.
All distributions upon liquidation of the Company shall be distributed as follows: to each of the Members, in proportion to the amounts of their respective positive Capital Accounts, as such accounts have been adjusted: (i) in accordance with Section 6.5 to reflect the Net Profit or Net Loss realized or incurred upon the sale of the Company’s property or assets and any deemed sale pursuant to Section 10.4.A; and (ii) in accordance with Section 8.2 to reflect all Net Profits or Net Losses with respect to the year of liquidation. No Member shall be liable to repay the negative amount of his Capital Account.

SECTION 10.5 Each of the Members shall be furnished with a statement, reviewed by the Company’s independent public accountants, which shall set forth the assets and liabilities of the Company as of the date of the Company’s liquidation. Upon completion of the liquidation, the officers shall execute and cause to be filed a Certificate of Dissolution of the Company and any and all other documents necessary with respect to termination of the Company.

ARTICLE XI

BOOKS AND REPORTS

SECTION 11.1 The Members shall cause the Company to maintain the following records:

A.
Complete and accurate books of account, in which shall be entered, fully and accurately, each and every transaction of the Company. The fiscal year of the Company shall be the calendar year. The books of account of the Company shall be kept in accordance with sound accounting practices and principles applied in a consistent manner by the Company; provided, however, that all methods of accounting and treating particular transactions shall be in accordance with the methods of accounting employed for federal income tax purposes. All determinations by the Members with respect to the treatment of any item or its allocation for federal, state or local tax purposes shall be binding upon all the Members unless the determination is inconsistent with any express provision of this Agreement.

B.
A current list of the full name and last known mailing address of each Member set forth in alphabetical order together with the contribution and share in profits and losses of each Member; a copy of the Certificate of Formation of the Limited Liability Company and any amendments thereto; a copy of the Operating Agreement and any amendments thereto; a copy of the Company’s federal, state and local income tax returns for the three most recent fiscal years.

C.
Any Member shall have the right from time to time at his expense to have his accountants and representatives examine and/or audit the books and records of the Company and the information referred to in this Section, and the Company will make such books and records and information available for such examinations and/or audits.

SECTION 11.2 No value shall be placed for any purpose upon the Company name or the right to its use, or upon the goodwill of the Company or its business. Upon termination or dissolution of the company (without reconstitution thereof) as provided in this Agreement, the Company name, the right to its use, and the goodwill of the Company shall not be considered as an asset of the Company.

SECTION 11.3 The officers will cause to be sent to the Members within a reasonable period after the close of each year the following: (a) annual statements of the Company’s gross receipts and operating expenses, and the capital accounts of each Member, prepared by the Company’s independent public accountants, to be transmitted to each Member; and (b) a report to be transmitted to each Member indicating the Member’s share of the Company’s profit or loss for that year and the Member’s allocable share of all items of income, gain, loss, deduction, and credit, for federal income tax purposes.

ARTICLE XII

TAX ELECTIONS

SECTION 12.1 In the event of a transfer of a Member’s interest, or upon the death of a Member, or in the event of the distribution of Company property to any party hereto, the Company may (but not necessarily) file an election, in accordance with Section 754 of the Code, to cause the basis of the Company Property to be adjusted for federal income tax purposes, as provided by Sections 734 and 743 of the Code.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1 Any notice or other communication under this Agreement shall be in writing and shall be considered given when mailed by registered or certified mail, return receipt requested, to the party at the following addresses (or at such other address as a party shall have previously specified by notice to the others as the address to which notice shall be given to him):

A.	If to the Company, to it in care of the President at the address of the Company.

B.	If to any Member, to him at his address set forth on the books and records of the Company.

SECTION 13.2 This Agreement contains a complete statement of all of the arrangements among the parties with respect to the Company and cannot be changed or terminated orally or in any manner other than by a written agreement executed by all of the Members. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement, which are not fully expressed in this Agreement.

SECTION 13.3 This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

SECTION 13.4 This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdiction in which the Company does business. If any provision of this Agreement, or the application thereof to any person or circumstance, shall for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but rather shall be enforced to the extent permitted by law.

SECTION 13.5 Anything in this Agreement to the contrary notwithstanding, all references to the Property of the Company are deemed to include the profits, losses and Cash Flow of the Property.

SECTION 13.6 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 13.7 The captions, headings and table of contents in this Agreement are solely for convenience of reference and shall not affect its interpretation.

SECTION 13.8 This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall be deemed to constitute a single document.

EXECUTED with effect from the date set forth herein.

OFFSHORE AVIATION, INC.

By:	/s/ Matthew Cenac
Matthew Cenac
Vice President

SCHEDULE A

MEMBERS

NAME AND ADDRESS	CAPITAL CONTRIBUTIONS	MEMBERSHIP INTEREST
Offshore Aviation Inc. 2200 Eller Drive Ft. Lauderdale, FL 33316		100%